EXHIBIT 5.3

[SPWW LETTERHEAD]

November 30, 2004

Pinnacle Entertainment, Inc.

3800 Howard Hughes Parkway

Las	Vegas, Nevada 89109

Ladies and Gentlemen:

We have acted as special Louisiana counsel to Pinnacle Entertainment, Inc. (the “Company”) in connection with the proposed issuance by the Company of $100,000,000 principal amount of its 8.25% Senior Subordinates Notes due 2012 (the “Notes”) pursuant to (a) a Registration Statement on Form S-3 (Registration No. 333-90426) under the Securities Act of 1933, as amended (the “Securities Act”), originally filed with the Securities and Exchange Commission (the “Commission”) on June 13, 2002, as amended by pre-effective amendments Nos. 1 through 5 and by Post-Effective Amendment No. 1 thereto (the “Registration Statement”) and (b) the Prospectus dated October 21, 2002 and a prospectus supplement dated November 18, 2004 (collectively, the “Prospectus”). The Notes will contain guarantees (the “Guarantees”) by certain subsidiaries of the Company (the “Guarantors”), including, without limitation, Louisiana-I Gaming, a Louisiana partnership in commendam (“Louisiana-I Gaming”), PNK (Bossier City), Inc., a Louisiana corporation (“PNK (Bossier City)”), and PNK (Lake Charles), L.L.C., a Louisiana limited liability company (“PNK (Lake Charles)” and together with Louisiana-I Gaming and PNK (Bossier City), the “Louisiana Guarantors”). The Notes and the Guarantees, upon issuance, will be governed by an Indenture (the “Base Indenture”) dated as of March 15, 2004, among the Company, the Guarantors and The Bank of New York, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture (the “First Supplemental Indenture”) to be entered into as of December 3, 2004 (collectively, the “Indenture”). This opinion letter is delivered at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions hereinafter expressed, we have examined the Registration Statement, the Prospectus, the Base Indenture and the forms of the First Supplemental Indenture and Notes (including the Guarantees), and such other corporate, partnership and limited liability company proceedings, documents and matters, each as amended to date, of the Louisiana Guarantors, and such other documents, instruments, records and proceedings as we have deemed necessary or appropriate as a basis for this opinion.

November 30, 2004

Without limiting the generality of the foregoing, in our examination, we have relied upon and assumed the genuineness of all signatures on documents reviewed by us, the legal capacity of natural persons, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies thereof, the authenticity of all documents submitted to us as original documents, the partnership, limited liability company and corporate records of the Louisiana Guarantors provided to us are accurate and complete and no partnership, limited liability company or corporate action of the Louisiana Guarantors has been taken that is not reflected in those partnership, limited liability company and corporate records. As to certain facts material to this opinion, we have relied upon, without independent verification, the accuracy and completeness of certificates or comparable documents of public officials and certificates and the oral or written statements and factual representations of officers, directors and other representatives of the Company, the Louisiana Guarantors and others.

Based upon the foregoing, and subject to the assumption and limitations set forth herein, we are of the opinion that the Guarantees to which each of the Louisiana Guarantors is a party have been duly authorized by such Louisiana Guarantors.

The opinions set forth herein are expressly limited to the laws of the State of Louisiana as in effect as of the date hereof. We do not purport to be experts on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, any other laws, including any federal securities law, or any state securities or “blue sky” laws or regulations, including Louisiana securities laws.

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated on or about November 30, 2004, which is incorporated by reference in the Registration Statement and the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder or that we are experts within the meaning of the Securities Act.

This opinion letter is rendered as of the date of this letter, and we disclaim any obligation to advise you of facts, circumstances, events or developments that may occur or be brought to our attention after this date. The opinion in this letter is limited to the matter expressly set forth in this letter. We render no opinion, whether by implication or otherwise, as to any other matter, including any other matter relating to the Notes, the Company, the Louisiana Guarantors or otherwise.

Sincerely,

/s/ Stone Pigman Walther Wittman L.L.C.

Stone Pigman Walther Wittman L.L.C.